Exhibit 99.(a)(1)(F)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional adviser. Neither the U.S. Securities and Exchange Commission nor any state securities commission or authority has passed upon the merits or fairness of the offer, or passed upon the accuracy or adequacy of the disclosure in the Offer to Purchase or this First Supplement. Any representation to the contrary is unlawful and may be a criminal offense.

FIRST SUPPLEMENT TO THE OFFER TO PURCHASE

National Bank of Greece S.A.

(Incorporated with limited liability in the Hellenic Republic)

Offer to purchase for cash up to 22,500,000 of the outstanding 25,000,000 American Depositary Shares, each representing one of its Non-Cumulative Preference Shares, Series A, nominal value €0.30 per share, at a purchase price of $12.50 per American Depositary Share

This First Supplement to the Offer to Purchase dated June 17, 2013 (this “First Supplement”) amends and supplements the Offer to Purchase dated May 31, 2013 (the “Offer to Purchase”) of National Bank of Greece S.A. (the “Bank”). Unless otherwise indicated, to the extent information in this First Supplement conflicts with information in the Offer to Purchase, the information in this First Supplement hereby replaces and supersedes such information. Capitalized terms used but not defined herein have the meanings attributed to them in the Offer to Purchase. Except as otherwise set forth in this First Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer. This First Supplement should be read in conjunction with the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 28, 2013 (BEING THE END OF THE DAY ON JUNE 28, 2013), UNLESS THE BANK EXTENDS THE OFFER (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS OF ADSS (“ADS HOLDERS”) MAY VALIDLY WITHDRAW TENDERED ADSS AT ANY TIME PRIOR TO THE EXPIRATION TIME.

IF YOU HAVE VALIDLY TENDERED AND NOT WITHDRAWN YOUR SHARES, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION TO ACCEPT THE OFFER.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or authority has passed upon the merits or fairness of the Offer, or passed upon the accuracy or adequacy of the disclosure in the Offer to Purchase as amended by this First Supplement.  Any representation to the contrary is unlawful and may be a criminal offense.

Questions and requests for assistance may be directed to D.F. King Worldwide, the information agent for the Offer (the “Information Agent”), or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer , at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase and this First Supplement. Additional copies of the Offer to Purchase, this First Supplement and the related Letter of Transmittal may be obtained from the Information Agent. ADS Holders may also contact their broker or other securities intermediary for copies of these documents.

ADS CUSIP: 633643507

The Dealer Manager for the Offer is:

BofA Merrill Lynch

First Supplement to the Offer to Purchase dated June 17, 2013

OFFER AND DISTRIBUTION RESTRICTIONS

The text under the heading “Offer and Distribution Restrictions” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

The Offer to Purchase and the First Supplement do not constitute an invitation to participate in the Offer in any U.S. state in which, or to any person in such U.S. state to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. However, we will make a good faith effort to comply with applicable laws in any such U.S. state. If, after such good faith effort, we cannot comply with any such applicable laws, the Offer will not be made to ADS Holders residing in such jurisdiction. The distribution of the Offer to Purchase and the First Supplement in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Bank, the Dealer Manager, the Tender Agent and the Information Agent to inform themselves about, and to observe, any such restrictions.  Notwithstanding any provisions in this section “Offer and Distribution Restrictions” or elsewhere in the Offer to Purchase and the First Supplement with respect to restrictions in certain jurisdictions on the distribution of the Offer to Purchase and the First Supplement or any other documents or materials relating to the Offer, the Bank intends to accept validly tendered ADSs tendered by ADS Holders in those jurisdictions.

General

The Offer to Purchase and the First Supplement do not constitute an offer to buy or the solicitation of an offer to sell Preference Shares or ADSs, and tenders of ADSs in the Offer will not be accepted from ADS Holders, in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, “blue sky” or other laws require an Offer to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates is such a licensed broker or dealer in such jurisdictions, such Offer shall be deemed to be made by the Dealer Manager or affiliate (as the case may be) on behalf of the Bank in such jurisdictions.

Hellenic Republic

Neither the Offer to Purchase nor the First Supplement nor any other documents or materials relating to the Offer constitute a “public offer” (dimossia prosfora), within the meaning of Greek Law 3401/2005, or a “tender offer” (dimossia protassi), within the meaning of Greek Law 3461/2006, for the purchase, sale or exchange of securities in the Hellenic Republic and no information contained herein or therein can be considered as investment advice or a solicitation of an investment in securities in the Hellenic Republic in terms of Greek Law 3606/2007. Accordingly, neither the Offer to Purchase nor the First Supplement nor any other documents or materials relating to the Offer have or will be submitted to the Hellenic Capital Market Commission for approval pursuant to such laws.

Republic of Italy

The Offer is not being made, directly or indirectly, in the Republic of Italy (“Italy”). The Offer, the Offer to Purchase, the First Supplement and any other documents or materials relating to the Offer have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa pursuant to Italian laws and regulations. Accordingly, (i) neither the Offer to Purchase nor the First Supplement nor any other offering materials relating to the Offer or the ADSs may be distributed or made available in Italy; and (ii) no marketing, promotional, informative or solicitation activity may be performed in Italy.

Each broker or securities intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ADSs, the Offer to Purchase or the First Supplement.

United Kingdom

The communication of the Offer to Purchase, the First Supplement and any other documents or materials relating to the Offer is not being made and such documents and/or materials have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order) or any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order.

Kingdom of Belgium

Neither the Offer to Purchase nor the First Supplement nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers/Autoriteit voor Financiële Diensten en Markten) and, accordingly, the Offer may not be made in the Kingdom of Belgium (“Belgium”) by way of a public offering, as defined in Article 3 of the Belgian Law of 1 April 2007 on public takeover bids (as amended or replaced from time to time).  Accordingly, the Offer may not be advertised, and neither the Offer to Purchase nor the First Supplement nor any other documents or materials relating to the Offer has been or shall be distributed or made available, directly or indirectly, to any person in Belgium to the extent that this would constitute a public offering in Belgium.

Republic of France

Neither the Offer to Purchase nor the First Supplement nor any other documents or materials relating to the Offer have been submitted for clearance to nor approved by the Autorité des Marchés Financiers pursuant to French laws and regulations.  Accordingly, (i) neither the Offer to Purchase nor the First Supplement nor any other marketing materials relating to the Offer or the ADSs may be distributed or made available in the Republic of France (“France”); and (ii) no marketing, promotional, informative or solicitation activity may be performed in France.

Each broker or securities intermediary must comply with applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ADSs or the Offer to Purchase or the First Supplement.

Grand Duchy of Luxembourg

Under no circumstances shall the Offer to Purchase, the First Supplement and any other documents or materials relating to the Offer constitute an offer to sell or issue ADSs, or the solicitation of an offer to buy or subscribe for ADSs, addressed to the public in the Grand Duchy of Luxembourg.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The text under the heading “Special Note Regarding Forward-Looking Statements” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

We may make forward-looking statements in this Offer to Purchase or in other documents we file with the SEC that are incorporated by reference into this Offer to Purchase. Forward-looking statements can be generally identified by the use of terms such as “believes”, “expects”, “may”, “will”, “should”, “would”, “could”, “plans”, “anticipates” and comparable terms and the negatives of such terms. By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward- looking statements in this Offer to Purchase could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and assumptions about the Bank and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this document as well as certain documents incorporated by reference into this Offer to Purchase include forward-looking statements relating, but not limited, to: uncertainty resulting from the Hellenic Republic’s economic crisis; the effects of regulation (including the EUR 28 billion plan to strengthen the liquidity of the Greek banking sector and economy (the “Hellenic Republic Bank Support Plan”) announced by the Hellenic Republic in October 2008 and augmented by EUR 15 billion and EUR 25 billion in 2010 and further increased by Greek Law 3965/2011 by EUR 30 billion in 2011 and the stabilization program in May 2010, jointly supported by the International Monetary Fund (“IMF”), the European Central Bank (“ECB”) and the European Union member states (the “Member States”) that have adopted the euro as their national currency (collectively, the “Eurozone”), the IMF/Eurozone Stabilization and Recovery Program as replaced by a second economic adjustment program in March 2012 and amended in November 2012, jointly supported by the IMF and the Member States of the Eurozone (the “Program”)); the ability of the Hellenic Financial Stability Fund (“HFSF”), the Hellenic Republic and state-related entities to exercise a significant influence on the Bank in certain areas; the fact that, if the Bank does not succeed in raising at least 10% of its capital need from the private sector in the rights offering that is currently underway in the Hellenic Republic, the HFSF is expected to be in a position to exercise control over the Bank following the completion of the recapitalization plan; the Bank’s inability to pay any coupon or dividend on own fund instruments until the end of the restructuring period and to make any asset purchases or to acquire any stake in any undertaking without the prior approval of the European Commission General Directorate for Competition (“DG Comp”); the ability of the Monitoring Trustee, which is acting on behalf of the European Commission, to monitor the corporate governance and the organizational structure of the Bank and to ensure the compliance of the Bank with the commitments undertaken by the Hellenic Republic vis-à-vis the European Commission; and all the items set out in Item 3.D, “Risk Factors” in our 2012 Annual Report on Form 20-F, which document is incorporated herein by reference.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Purchase or elsewhere.

SUMMARY TERM SHEET

Until what time may I withdraw my previously tendered ADSs?

The paragraph under the subheading “Summary Term Sheet—Until what time may I withdraw my previously tendered ADSs?” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

You may withdraw your previously tendered ADSs at any time prior to the Expiration Time and, if such ADSs have not yet been accepted for payment, after the expiration of forty business days from the commencement of the Offer. Please see “The Offer—Withdrawal Rights”. Any notice of withdrawal must be timely received by the Tender Agent.

THE OFFER

Acceptance for Payment and Payment for ADSs

The sixth paragraph under the subheading “The Offer—Acceptance for Payment and Payment for ADSs” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

If we do not accept any tendered ADSs for any reason, or if ADRs are submitted for more ADSs than are tendered, we will return ADRs for those unpurchased ADSs, without expense to the tendering ADS Holder (or, in the case of ADSs tendered by book-entry transfer of such ADSs into the Tender Agent’s account at DTC, such ADSs will be credited to an account maintained with DTC) promptly following the expiration or termination of the Offer, as required by Rule 13e-4(f)(5) under the Exchange Act.

Withdrawal Rights

The first paragraph under the subheading “The Offer—Withdrawal Rights” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

ADSs validly tendered in connection with the Offer may be withdrawn at any time prior to the Expiration Time and, if such ADSs have not yet been accepted for payment, after the expiration of forty business days from the commencement of the Offer.

Conditions of the Offer

The fifth paragraph on page 20, under the subheading “The Offer—Conditions of the Offer”, in the Offer to Purchase is hereby amended and restated in its entirety as follows:

The conditions listed in the immediately preceding paragraph are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the Expiration Time in our sole discretion.

INTERESTS IN THE BANK’S PREFERENCE SHARES AND ADSs

The text under the heading “Interests in the Bank’s Preference Shares and ADSs” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

Based on our records and on information provided to us by our executive officers, directors, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Preference Shares or ADSs during the sixty (60) days prior to May 31, 2013.

Based on our records and on information provided to us by our executive officers, directors, affiliates and majority-owned subsidiaries, none of the persons named in the table set forth under the heading “Certain Information Concerning the Bank”, nor any of the Bank’s associates or majority owned subsidiaries of those persons or associates, owned any of the Preference Shares or ADSs as of May 31, 2013.

CERTAIN INFORMATION CONCERNING THE BANK

The following text is hereby added to the Offer to Purchase under the heading “Certain Information Concerning the Bank”:

The names of the executive officers and directors of the Bank are set forth below. The address for each person is National Bank of Greece, S.A., 86 Eolou Street, 10232 Athens, Hellenic Republic, and the telephone number for each such person is +30 210 334 1000.

Name	Office
George P. Zanias	Chairman of the Board and non-executive member
Executive Members
Alexandros G. Tourkolias	CEO
Petros N. Christodoulou	Deputy CEO
Non-Executive Members
Ioannis C. Giannidis	Non-executive member
Stavros A. Koukos	Non-executive member
Efthymios C. Katsikas	Non-executive member
Independent Non-Executive Members
Stefanos C. Vavalidis	Independent non-executive member
Spyridon J. Theodoropoulos	Independent non-executive member
Alexandra T. Papalexopoulou Benopoulou	Independent non-executive member
Petros K. Sabatacakis	Independent non-executive member
Maria A. Frangista	Independent non-executive member
Hellenic Republic Representative
Alexandros N. Makridis	Hellenic Republic representative
Hellenic Financial Stability Fund Representative
Charalampos A. Makkas	HFSF representative

Except as disclosed in this Offer to Purchase, including in the Bank’s Annual Report on Form 20-F for the year ending December 31, 2013 incorporated by reference herein, the Bank currently has no plans, proposals or negotiations that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the subject company or any of its subsidiaries;

•                  any purchase, sale or transfer of a material amount of assets of the subject company or any of its subsidiaries;

•                  any material change in the present dividend rate or policy, or indebtedness or capitalization of the subject company;

•                  any change in the present board of directors or management of the subject company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•                  any other material change in the subject company’s corporate structure or business;

•                  any class of equity securities of the subject company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•                  any class of equity securities of the subject company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•                  the suspension of the subject company’s obligation to file reports under Section 15(d) of the Exchange Act;

•                  the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

•                  any changes in the subject company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.

The following text is hereby added to the Offer to Purchase under a new heading entitled “Recent Developments.”

RECENT DEVELOPMENTS

On June 14, 2013, the Bank announced, following the end of the subscription period of the rights offering undertaken by the Bank in the context of its recapitalization, that private investors comprised approximately 10.8% of the capital raised in the Bank’s rights offering.  As a result of this participation, the Bank has decided it will not proceed with the issuance of CoCos.

MISCELLANEOUS

The text under the heading “Miscellaneous” in the Offer to Purchase is hereby amended and restated in its entirety as follows:

This Offer to Purchase, the related Letter of Transmittal and any other related documents do not constitute an offer to buy or the solicitation of an offer to sell ADSs in any U.S. state in which such offer or solicitation is unlawful. However, we will make a good faith effort to comply with applicable laws in any such U.S. state. If, after such good faith effort, we cannot comply with any such applicable laws, the Offer will not be made to ADS Holders residing in such jurisdiction. In those U.S. states where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, and the Dealer Manager or any of its affiliates is such a licensed broker or dealer in such jurisdictions, the Offer shall be deemed to be made by the Dealer Manager or one of its affiliates (as the case may be) on behalf of the Bank in such jurisdictions.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act (a “Tender Offer Statement”), furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, are available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

Copies may be obtained upon payment of the SEC’s customary charges by submitting a written request by mail to U.S. Securities and Exchange Commission, Office of Investor Education and Advocacy, 100 F Street, N.E., Washington, D.C. 20549, by fax to (202) 772-9295 or by e-mail to PublicInfo@sec.gov, and information that we have filed with the SEC via the EDGAR system can be obtained electronically on the SEC’s website at http://www.sec.gov.

NONE OF THE BANK, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT AND THE TENDER AGENT MAKE ANY RECOMMENDATION TO ADS HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ADSs. NONE OF THE BANK, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT AND THE TENDER AGENT HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE BANK.

Neither the delivery of this Offer to Purchase and the related documents nor any purchase of ADSs will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information.

THE BANK
National Bank of Greece S.A.
86 Eolou Street
10232 Athens
Greece

DEALER MANAGER

Bank of America Merrill Lynch

Merrill Lynch, Pierce Fenner & Smith Incorporated
Attention: Liability Management Group
214 North Tryon Street, 21st Floor
Charlotte, North Carolina 28255
Collect: +1-980-683-3215
U.S. Toll Free: +1-888-292-0070

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Attn: John Cavanagh, +44 20 7995 3715

john.m.cavanagh@baml.com

Tommaso Gros-Pietro, +44 20 7995 2324

tommaso.gros-pietro@baml.com

TENDER AGENT

The Bank of New York Mellon

By registered, certified or express mail: The Bank of New York Mellon Voluntary Corporate Actions—Suite V P.O. Box 43031 Providence, Rhode Island 02940-3031	By overnight courier: The Bank of New York Mellon Voluntary Corporate Actions—Suite V 250 Royall Street Canton, Massachusetts 02021

INFORMATION AGENT

D.F. King Worldwide
In New York:
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley
(Toll-Free): (800) 967-4617
(Collect): (212) 269-5550
In London:
Citypoint, 11th Floor
1 Ropemaker Street
London EC2Y 9AW
Attn: Damian Wakin/Katerina Papamichael
Call: +44 20 7920 9700
Email: nbg@king-worldwide.com

LEGAL ADVISERS

To the Bank

Allen & Overy
52 avenue Hoche
75379 Paris Cedex 08
France

To the Dealer Manager

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London E14 5DS
United Kingdom